Exhibit 99

NORTHWEST BANK 401(k) PLAN

Financial Statements and Supplemental Schedule

December 31, 2017 and 2016

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

Plan Administrator and Participants
Northwest Bank 401(k) Plan

Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of the Northwest Bank 401(k) Plan (the Plan) as of December 31, 2017 and 2016, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and 2016, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information
The supplemental Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2017 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Baker Tilly Virchow Krause, LLP

We have served as the Plan’s auditor since 2007.

Pittsburgh, Pennsylvania
June 25, 2018

NORTHWEST BANK 401(k) PLAN

Statements of Net Assets Available for Benefits

December 31, 2017 and 2016

	2017	2016
Assets:
Cash and other	$411,765	757,013
Investments at fair value	231,224,346	228,917,402
Dividends receivable	39,036	37,027
Notes receivable from participants	3,034,012	2,617,637
Total assets	234,709,159	232,329,079
Liabilities:
Due to brokers	389,833	558,628
Net assets available for benefits	$234,319,326	231,770,451

See accompanying notes to financial statements.

NORTHWEST BANK 401(k) PLAN

Statements of Changes in Net Assets Available for Benefits

Years Ended December 31, 2017 and 2016

	2017	2016
Additions to net assets attributed to:
Net appreciation in fair value of investments	$8,899,112	28,397,397
Dividends and interest	5,901,205	4,229,046
Total investment income	14,800,317	32,626,443

Interest income on notes receivable from participants	127,116	111,974

Contributions:
Employer (net of forfeitures)	2,866,619	1,998,091
Participants	6,889,201	6,107,361
Rollovers	883,125	3,693,785
Total contributions	10,638,945	11,799,237
Total additions	25,566,378	44,537,654

Deductions from net assets attributed to:
Benefit payments to participants	23,017,503	11,854,328
Net increase prior to transfers	2,548,875	32,683,326

Transfer from Northwest Bank ESOP	—	57,376,659
Total transfers	—	57,376,659

Net increase	2,548,875	90,059,985

Net assets available for benefits:
Beginning of year	231,770,451	141,710,466

End of year	$234,319,326	231,770,451

See accompanying notes to financial statements.

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2017 and 2016

(1)                                 Description of the Plan

The following description of the Northwest Bank 401(k) Plan (the “Plan”) provides only general information.  Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

(a)         General

The Plan is a defined contribution plan covering all full-time and part-time employees, who have attained age 21, of Northwest Bank (the “Bank”) a subsidiary of Northwest Bancshares, Inc. (the "Company"), a Maryland corporation. The Company is a federal savings and loan holding company headquartered in Warren, Pennsylvania. The Northwest Bank Trust Department is the named trustee of the Plan (the “Trustee”) and is responsible for oversight of the Plan. The investment committee determines the appropriateness of the Plan’s investment offerings and monitors investment performance and reports to the Trustee of the Plan. Full-time and part-time employees who are twenty-one or older are eligible to contribute to the Plan on the first day of employment.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Effective January 1, 2008, the Plan was amended to be both an employee stock ownership plan (“ESOP”), with respect to that portion of the Plan that holds common stock of the Company and a profit sharing plan with respect to the rest of the Plan. All Northwest Bancshares, Inc. shares held within this plan feature are allocated shares.  Participants are eligible to receive employer matching contributions once they have completed 1,000 hours and one year of service.  A year of service is defined as 12 consecutive months with at least 1,000 hours of service. Effective January 1, 2012, the Plan was amended to include temporary employees who otherwise satisfy the eligibility requirement.

On September 30, 2016, the Northwest Bank Employee Stock Ownership Plan ("ESOP") was merged into the Plan. As a result, 1,366,574 unallocated shares of the Company's common stock were retired to pay-off the ESOP loan due to the Company. The remaining 401,356 unallocated shares were distributed into the employees' accounts in the Plan.
(b)         Contributions

Each year, participants may voluntarily contribute up to the maximum percentage of compensation and dollar amount limits as allowed under Internal Revenue Code (“IRC”) Section 402(g), not to exceed certain annual limitations established by the Internal Revenue Service (“IRS”) ( $18,000 for both 2017 and 2016).  Participants of the Plan who are or will be 50 years old by the Plan year-end may elect to defer a catch-up contribution in excess of this limit. The maximum catch-up contribution allowable by the IRS was $6,000 for both 2017 and 2016. Effective April 1, 2015, the Plan was amended to allow participants to designate all or a portion of their deferral contributions as after-tax contributions into a Roth account. Participants may also contribute amounts representing distributions from other qualified retirement plans (rollovers). Participant contributions to the Plan are recorded in the period that payroll deductions are made from the participants. Participants direct the investment of all contributions into various investment options offered by the Plan.  Effective January 1, 2008, all Bank contributions are made in cash for the immediate purchase of the Company's common stock.  Each participant has the ability to immediately diversify this contribution portion of their account invested in shares of the Company's common stock into other investment options available within the Plan. Participants can also elect to have any Company common stock dividends paid out to them in cash or have them automatically reinvested in the Company's common stock. For the years ended December 31, 2017 and 2016, $662,154 and $324,030 in dividends from Company common stock were paid to participants in cash.

As of January 1, 2017, the Bank contributes 100% of the first 4% of the base compensation that a participant contributes to the Plan. Prior to 2017, the Bank contributed 50% of the first 6% of the base compensation that a participant contributed to the Plan.  Additional amounts may be contributed at the option of the Plan’s Administrative Committee. To be eligible for the discretionary contribution, participants must complete 1,000 hours of service during the Plan year. No discretionary contributions were made for 2017 or 2016.  Contributions are subject to certain limitations.

(c)          Participant Accounts

Each participant’s account is credited with the participant’s contribution, allocations of the Bank's matching and discretionary contributions and Plan earnings.  Allocations are based on participant earnings, account balances or specific participant transactions, as defined.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2017 and 2016

(d)         Vesting

Participants are immediately vested in their contributions plus actual earnings thereon.  As of January 1, 2017, vesting in the Bank's matching and discretionary contributions plus earnings thereon is 100%. Vesting of Bank contributions made prior to 2017 is based on years of continuous service as outlined below.

Percentage of
Vesting years	interest vested
Fewer than 2	—%
2	20%
3	40%
4	60%
5	80%
6	100%

(e)          Benefit Payments

Upon termination of service, permanent disability, retirement, or death, a participant may receive a lump sum amount equal to the value of the participant’s vested interest in their account.

Active participants may apply for a hardship withdrawal for the purchase of the participant’s principal residence, to pay tuition or related post-secondary educational expenses, to pay certain medical or funeral expenses, or to prevent eviction from or foreclosure on the participant’s principal residence.  At any time, active participants may elect to withdraw all or a portion of their rollover contributions or contributions transferred from a separate qualified plan.

(f)           Notes Receivable from Participants

Participants are permitted to borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested balance or $50,000. The loans are secured by the balances in the participant’s account and bear interest at a fixed rate of the Bank published prime rate plus 1% at the time the loan was originated.  All loans are subject to specified repayment terms and must be repaid within a five-year period.  Each participant is granted up to two loans at a time.  At December 31, 2017 and 2016, notes receivable from participants totaled $3,034,012 and $2,617,637, respectively.

(g)          Forfeitures

Forfeited non-vested account balances are used to reduce Bank contributions or pay Plan expenses.  As of December 31, 2017 and 2016, the forfeited balances available were not significant.  Forfeitures used to offset Bank contributions were $265,807 and $60,165 for the years ended December 31, 2017 and 2016, respectively.  Forfeitures used to offset Plan expenses were $0 for both the years ended December 31, 2017 and 2016.

(h)             Employer Stock Account

Participants are entitled to invest a portion or all their account in Company stock. The provisions of the Plan contain a put option, which is a right for any participant who is otherwise entitled to a distribution from the Plan to require the Company to repurchase the Company stock in their account if it is not readily tradable on an established market.

Participants are entitled to exercise voting rights attributable to the shares allocated to their account and are notified by the Trustee prior to the time that such rights are to be exercised. The Trustee is not permitted to vote any allocated share for which instructions have not been given.

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2017 and 2016

(2)                                 Summary of Significant Accounting Policies

(a)         General

The accompanying financial statements are prepared on the accrual basis of accounting.

(b)         Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires the plan administrator to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein and disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

(c)          Investment Valuation and Income Recognition

The Plan’s investments are reported at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s investment committee determines the Plan’s valuation policies utilizing information provided by the Plan’s investment advisors. See note 4 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.  The Plan presents, in the statements of changes in net assets available for benefits, the net appreciation in fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation on investments bought and sold as well as held during the year.

(d)         Distributions to Participants

Distributions to participants are recorded when paid by the Trustee.

(e)          Plan Termination

Although it has not expressed any intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants will become 100% vested in their accounts.

(f)            Notes Receivable

Notes receivable are measured at their unpaid principal balance plus accrued unpaid interest. Principal and interest is paid ratably through bi-weekly payroll deductions. Interest income is recorded on an accrual basis. Delinquent notes receivable are recorded as distributions based upon the terms of the Plan document. No allowance for credit losses has been recorded as of December 31, 2017 and 2016.

     (g)         Administrative Expenses

The administrative costs of the Plan are paid by the Bank or by balances from forfeited non-vested accounts and, as such, are not reflected as expenses of the Plan. Loan processing fees and certain partial distribution fees are paid by participants of the Plan.  These fees are not significant, and are classified within benefit payments to participants in the accompanying statements of changes in net assets available for benefits.

(3)                                 Risk and Uncertainties

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2017 and 2016

(4)                                 Fair Value Measurements

Financial assets and liabilities recognized or disclosed at fair value on a recurring basis and certain financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis are accounted for using a three-level hierarchy of valuation technique based on whether the inputs to those valuation techniques are observable or unobservable.  This hierarchy gives the highest priority to quoted prices with readily available independent data in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable market inputs (Level 3).  When various inputs for measurement fall within different levels of the fair value hierarchy, the lowest level input that has a significant impact on fair value measurement is used.

Financial assets and liabilities are categorized based upon the following characteristics or inputs to the valuation techniques:

•
Level 1 — Financial assets and liabilities for which inputs are observable and are obtained from reliable quoted prices for identical assets or liabilities in actively traded markets. This is the most reliable fair value measurement and includes, for example, active exchange-traded equity securities.

•
Level 2 — Financial assets and liabilities for which values are based on quoted prices in markets that are not active or for which values are based on similar assets or liabilities that are actively traded.  Level 2 also includes pricing models in which the inputs are corroborated by market data, for example, matrix pricing.

•
Level 3 — Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  Level 3 inputs include the following:

•	Quotes from brokers or other external sources that are not considered binding;

•	Quotes from brokers or other external sources where it cannot be determined that market participants would in fact transact for the asset or liability at the quoted price;

•	Quotes and other information from brokers or other external sources where the inputs are not deemed observable.

     The Plan is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value.  The Plan performs due diligence to understand the inputs used or how the data was calculated or derived.  The Plan corroborates the reasonableness of external inputs in the valuation process.

The following table represents the Plan’s investments measured at fair value on a recurring basis as of December 31, 2017:

	Level 1	Level 2	Level 3	Total
Mutual funds	$113,075,588	—	—	113,075,588
Northwest Bancshares, Inc. common stock	103,779,804	—	—	103,779,804
Total assets in the fair value hierarchy	216,855,392	—	—	216,855,392
Investments measured at net asset value (a)	—	—	—	14,368,954
Total investments at fair value	$216,855,392	—	—	231,224,346

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2017 and 2016

The following table represents the Plan’s investments measured at fair value on a recurring basis as of December 31, 2016:

	Level 1	Level 2	Level 3	Total
Mutual funds	$90,388,703	—	—	90,388,703
Northwest Bancshares, Inc. common stock	122,311,319	—	—	122,311,319
Total assets in the fair value hierarchy	212,700,022	—	—	212,700,022
Investments measured at net asset value (a)	—	—	—	16,217,380
Total investments at fair value	$212,700,022	—	—	228,917,402

 (a) Certain investments that were measured at net asset value per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statements of net assets available for benefits.

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in methodologies used at December 31, 2017 and 2016. There were no transfers of investments between Level 1 and Level 2 during the years ended December 31, 2017 and 2016. The Plan held no Level 3 investments during the years ended December 31, 2017 and 2016.

Mutual funds: Shares of mutual funds are valued at the quoted net asset value (“NAV”) of shares held by the Plan at year end. Mutual funds held by the Plan are open-end mutual funds that are registered with the U.S. Securities and Exchange Commission. These funds are required to publish their daily NAV and transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Common stock: Investments in common stock held are valued at the quoted market price on the last business day of the year.

Investments measured at net asset value: Collective trust funds are valued based upon the units of the collective trust funds held by the Plan at year end times the respective unit value. The collective trust funds are valued at the NAV of units of a bank collective trust. The NAV, as provided by the fund manager, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the funds less liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. Were the Plan to initiate a full redemption of a collective trust, the investment adviser reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business fashion. The Plan’s investment in the funds is not subject to any withdrawal restrictions, and distributions may be taken at any time. The Plan has no unfunded commitments relating to the funds at December 31, 2017 or 2016.

(5)                                 Investment Concentrations

At December 31, 2017 and 2016, the following investment, which represent ten percent or more of net assets available for benefits, was held by the Plan:

	2017		2016
	Shares	Fair value	Shares	Fair value
Northwest Bancshares, Inc. common stock	6,203,216	$103,779,804	6,783,767	$122,311,319

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2017 and 2016

(6)                                 Tax Status

A favorable determination letter was received from the IRS on July 13, 2016, stating that the Plan is designed in accordance with Section 401 (a) of the Internal Revenue Code (“IRC”), and the related trust is exempt from tax under Section 501(a) of the IRC.  Accordingly, the accompanying financial statements do not include a provision for federal income taxes.

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The plan administrator believes it is no longer subject to income tax examinations for years prior to 2014.

(7)                                 Northwest Bank Employee Stock Ownership Plan

Beginning January 1, 2004 and prior to September 30, 2016, certain qualified participants in the ESOP were eligible to diversify a portion of their Company common stock holdings in the ESOP.  Participants who elected to diversify their portion of their ESOP balance agreed to an in-kind transfer of that portion of their ESOP balance to the Plan.  Following the transfer, participants were entitled to reinvest this balance in any of the Plan’s investment options, including Company common stock. For the year ended December 31, 2016, assets of $760,573 were transferred from the ESOP to the Plan as part of this diversification plan.

(8)                                 Related Party and Party-In-Interest Transactions

Certain plan investments consist of shares of Company common stock and loans to participants which are secured by the balances in the participant accounts. The Bank is the Plan Sponsor, and the Company is the Parent Company of the Plan Sponsor; and therefore, these transactions qualify as party-in-interest transactions that are exempt under ERISA.

During 2017, the plan purchased 626,837 shares of Company common stock at an aggregate cost of $10,275,175 and sold 991,647 shares of the Company common stock for total proceeds of $16,533,734. During 2017, 215,741 shares were transferred out of the Plan to participants’ individual brokerage accounts. During 2016, the plan purchased 521,529 shares of Company common stock at an aggregate cost of $7,863,031 and sold 909,559 shares of the Company common stock for total proceeds of $14,467,583. During 2016, 3,658,059 shares were transferred in to the Plan from the ESOP, and 15,815 shares were transferred out of the Plan to participants’ individual brokerage accounts.  Plan participants received $4,144,107 and $2,657,020 in dividends on the Company's common stock during 2017 and 2016, respectively.

NORTHWEST BANK 401(k) PLAN
EIN: 23-2790930
Plan Number: 002

Schedule H, Line 4(i) — Schedule of Assets (Held at End of Year)
December 31, 2017

Identity of issue, borrower, lessor, or	Description of investments including maturity date,		Current
(a) similar party (b)	rate of interest, collateral, par or maturity value (c)	Cost (d)	value (e)
	Mutual funds:
Artisan Partners	Artisan International Fund	N/R	$4,906,246
Cohen Steers	Cohen Steers Realty Shares Income Fund	N/R	793,234
Credit Suisse Group	Credit Suisse Commodity Return Strategy Fund	N/R	237,134
Dimensional Fund Advisors	DFA Emerging Markets Core Equity Portfolio	N/R	629,731
Dimensional Fund Advisors	DFA International Core Equity Fund	N/R	964,302
Dreyfus Corporation	Dreyfus Midcap Index Fund	N/R	786,001
Federated Investors, Inc.	Federated Clover Small Value Fund	N/R	293,727
Franklin Templeton	Franklin Small Cap Growth II Fund	N/R	3,886,218
Glenmede Investment Management	Glenmede Small Cap Blend Fund	N/R	1,113,415
MFS Investment Management	MFS Emerging Markets Debt Fund	N/R	211,951
PIMCO Advisors	PIMCO Foreign Bond Fund	N/R	271,819
PIMCO Advisors	PIMCO High Yield Bond Fund	N/R	849,770
T. Rowe Price	T. Rowe Price Blue Chip Growth Fund	N/R	17,017,234
T. Rowe Price	T. Rowe Price Mid-Cap Growth Fund	N/R	9,305,209
The Vanguard Group	Vanguard 500 Index Fund	N/R	7,634,382
The Vanguard Group	Vanguard Balanced Index Fund	N/R	6,414,473
The Vanguard Group	Vanguard Inflation Protected Fund	N/R	1,048,994
The Vanguard Group	Vanguard Selected Value Fund	N/R	10,042,268
The Vanguard Group	Vanguard Target Retirement 2015 Fund	N/R	4,527,224
The Vanguard Group	Vanguard Target Retirement 2025 Fund	N/R	8,959,775
The Vanguard Group	Vanguard Target Retirement 2035 Fund	N/R	6,915,149
The Vanguard Group	Vanguard Target Retirement 2045 Fund	N/R	6,546,411
The Vanguard Group	Vanguard Target Retirement 2055 Fund	N/R	1,933,899
The Vanguard Group	Vanguard Target Retirement Income Fund	N/R	1,045,680
The Vanguard Group	Vanguard Total Bond Market Index Fund	N/R	5,433,473
The Vanguard Group	Vanguard Windsor II Fund	N/R	11,307,869
	Total mutual funds		113,075,588
	Collective trust funds:
The Vanguard Group	Vanguard Retirement Savings Trust Fund	N/R	14,368,954

	Employer securities:
* Northwest Bancshares, Inc.	Northwest Bancshares, Inc. common stock	N/R	103,779,804

* Plan participants	Loans to participants (502 loans outstanding at 4.25% - 5.50% with maturity dates through 2022)	$—	3,034,012
			$234,258,358

N/R — Participant directed investment, cost not required to be reported
* - Parties in interest — as defined by ERISA